                                                                    EXHIBIT 10.4

                              SIEBEL SYSTEMS, INC.
                      EXECUTIVE DEFERRED COMPENSATION PLAN


                               1.   INTRODUCTION
                                    ------------

1.1 ESTABLISHMENT OF PLAN. Siebel Systems, Inc. hereby establishes the Siebel Systems, Inc. Executive Deferred Compensation Plan effective as of January 1, 1997.

1.2 PURPOSE OF PLAN. Siebel has established this Plan to provide select executives with the opportunity to defer the receipt of compensation and a vehicle through which to do so. Siebel intends to maintain the Plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning ERISA Section 401(a)(1). The Plan will be interpreted in a manner that comports with these intentions.


                                2.  DEFINITIONS
                                    -----------

     Definitions are contained in this article and throughout other sections of the Plan. The location of a definition is for convenience only and should not be given any significance. A word or term defined in this article (or in any other article) will have the same meaning throughout the Plan unless the context clearly requires a different meaning.

2.1 BENEFICIARY means the individual(s) or entity designated by a Participant, or by the Plan, to receive any benefit payable upon the death of a Participant or Beneficiary.

       A Beneficiary designation must be signed by the Participant and delivered to the Benefit Committee on such form as specified by the Benefit Committee. In the absence of a valid or effective Beneficiary designation, the Beneficiary will be the Participant's surviving spouse, or if there is no surviving spouse, the Participant's estate.

2.2 BENEFIT COMMITTEE means one or more individuals appointed by Siebel in accordance with Article VII. The Benefit Committee will serve as the "plan administrator" to manage and control the operation and administration of the Plan, within the meaning of ERISA Section 3(16)(A).

2.3    BOARD means the Board of Directors of Siebel Systems, Inc.

2.4 BONUS means the compensation paid in accordance with the Siebel Executive Incentive Compensation Plan.

2.5 CODE means the Internal Revenue Code of 1986, as amended from time to time.

2.6 EDCP Account means a bookkeeping account established for and maintained on behalf of a Participant to which deferred compensation amounts, and net income (or losses) thereon, are credited.

2.7 ELIGIBLE EMPLOYEE means a common law employee of Siebel identified by the Benefit Committee as eligible to defer compensation under the Plan for a Plan Year, as listed in Appendix A. The group of Eligible Employees for any Plan Year will be limited to, and may be more restrictive than, the group of employees who are members of a select group of management or highly compensated employees (within the meaning ERISA Section 401(a)(1)). An employee's eligibility to participate in the Plan for a given Plan Year does not guarantee continued eligibility to participate in any future Plan Year.

     The CEO will identify the initial group of Eligible Employees in Appendix A before January 1, 1997 and The Benefit Committee may update Appendix A at any time.

2.8 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.9 HARDSHIP means an unforeseeable and unanticipated emergency which is caused by an event beyond the control of the Participant or Beneficiary, and which would result in severe financial hardship to the Participant or Beneficiary if a distribution or revocation of a deferral election were not permitted. Hardship conditions will be evaluated in accordance with the terms of Treasury Regulations Section 1.457-2(h)(4). The Benefit Committee will have sole discretion to determine whether a Hardship condition exists and the Benefit Committee's determination will be final.

2.10 SIEBEL means Siebel Systems, Inc. and any other subsidiary of Siebel Systems, Inc. that is the employer of any Eligible Employee, and their respective successors.

2.11 INSOLVENT means Siebel is (a) unable to pay its debts as they become due, or (b) subject to a pending proceeding as a debtor under the U.S. Bankruptcy Code.

2.12 INVESTMENT FUND OR FUNDS means the investment funds designated by Benefit Committee as the basis for determining the investment return to be allocated to Participants" EDCP Accounts. The Benefit Committee may change the Investment Funds at such times as it deems appropriate.

2.13 PARTICIPANT means a current or former Eligible Employee who has been designated by the Benefit Committee as eligible to participate in the Plan and who has an EDCP Account Balance.

2.14 PLAN means the Siebel Systems, Inc. Executive Deferred Compensation Plan, as set forth in this document, as amended form time to time.

2.15 PLAN YEAR means the twelve month period from January 1, 1997 through December 31, 1997, and each future calendar year.

2.16 RETIREMENT means termination of employment with Siebel at or after age 55, or upon termination of employment with Siebel due to Disability. Disability means a physical or mental impairment which will apparently be permanent or of long and indefinite duration. The Benefit Committee will determine whether a Participant is disabled and its determination will be final.

2.17 SALARY means a Participant's base salary, quarterly regional performance payments and commission payment for a Plan Year, and excludes any other form of compensation such as bonuses, proceeds from the exercise of stock options of stock appreciate rights, severance payments, moving expenses, car or other special allowances, or other amounts included in an Eligible Employees' taxable Participant's Salary is determined before taking into account any reduction in taxable income by salary reduction under Code
       Section 125 or 401(k), or under this Plan.



                              3.   PARTICIPATION
                                   -------------


3.1    PARTICIPATION.   An Eligible Employee may elect to defer the receipt of
       compensation by completing and submitting a deferred compensation agreement on such form and in such manner as prescribed by the Benefit Committee. Plan Compensation may be deferred through three methods, as follows:

       (a) BONUS DEFERRAL. An Eligible Employee can elect to defer all, or any whole percentage or dollar amount, of his or her Bonus paid for the Plan Year. The minimum Bonus deferral amount is $5,000.

       (b) INDEPENDENT SALARY DEFERRAL. In addition to, or instead of, the automatic rechanneling option described in subsection (c) below, an Eligible Employee may elect to defer the receipt of up to 100% of Salary to the Plan for a Plan Year. Independent salary deferral elections must be made in whole percentage increments.

       (c) AUTOMATIC RECHANNELING OF 401(K) DEFERRALS. Effective as of January 1, 1997, a Participant may elect an automatic rechanneling of 401(k) deferrals to this Plan. An automatic rechanneling election for a Plan Year works in tandem with an Eligible Employee's 401(k) election so that an Eligible Employee can defer an uninterrupted whole percentage of up to 15% of Salary through the Siebel Systems, Inc. 401(k) Plan and this Plan. Under an automatic rechanneling election, and Eligible Employee's 401(k) savings percentage converts to an EDCP deferred compensation savings election automatically when an Eligible Employee reaches the Code Section 402(g) limit or is otherwise limited in making 401(k) deferrals.

    An Eligible Employee's election to defer all or a portion of his or her Bonus or Salary under any available option is unrelated to any election under another available option.

3.2 PROCEDURES. An Eligible Employee must file a written deferred compensation agreement with the Benefit Committee electing the amount of Bonus and/or Salary deferrals for the Plan Year and agreeing to have his or her Bonus and/or Salary reduced by such amount. A deferred compensation agreement must be made on such form and in such manner as prescribed by the Benefit Committee to be considered a valid deferred compensation election for the Plan Year.

3.3 TIMING OF ELECTIONS. Any Salary deferral election under Section 3.1 (b), and/or (c) must be made before the start of the Plan Year to which the Bonus or Salary relates. Any Bonus deferral election under Section 3.1
       (a) must be made before the Bonus is due or ascertainable.

       Notwithstanding anything in this Plan to contrary, in the first Plan
       Year in which a Participant becomes eligible to participate in the Plan, the newly eligible Participant may make an election to defer Salary and Bonuses payable during the remainder of such Plan Year. Such election may be made with respect to Salary payable for services to be performed subsequent to the election within 30 days after the date the Participant first becomes eligible. The Benefit Committee may specify such deadlines and advance notice requirements as it deems necessary to administer the Plan in accordance with this Section.

3.4 IRREVOCABLE ELECTIONS. In general, deferred compensation agreements for a Plan year are irrevocable and cannot be amended by the Participant. In the event of an election under Section 3.1 (c) to automatically rechannel 401(k) deferrals, the 401(k) deferral election to which the automatic rechannel election relates is also irrevocable for the Plan Year.

       However, a Participant may request to revoke a deferred compensation agreement in the event of a Hardship. Such request will be made in writing on such form and in such manner as prescribed by the Benefit Committee. The Benefit Committee may grant such request if and to the extent that it determines that the revocation of the election would serve to alleviate the Hardship, in a manner consistent with Section 5.1.

       Siebel reserves the right to modify deferred compensation agreements in any case or class of cases to reflect a change in Plan provisions or for administrative convenience.

3.5 COMMUNITY AND MARITAL PROPERTY. The spouse of a participant may have a community or marital property interest in the Participant's EDCP Account which the spouse may pass to a third party upon his or her death. If it is intended that a spouse relinquish his or her community or marital property interest in the Participants EDCP Account, the spouse must execute a waiver in which he or she clearly states an intention to relinquish his or her rights under community or marital property law with respect to the EDCP Account. A spouse's mere consent to a Participant's designation of a non-spouse Beneficiary is not sufficient to effect such a waiver.


                    4.   SIEBEL SYSTEMS, INC. CONTRIBUTIONS
                         ----------------------------------

4.1 401(K) MATCHING CONTRIBUTIONS. To the extent that an Eligible Employee's matching contributions under the Siebel Systems, Inc. 401(k) Plan are limited to satisfy the nondiscrimination requirements of Code Sections 401(k) and 401(m), Siebel will credit each Eligible Employee's EDCP account with a corresponding amount. The credited amount will equal an amount which, when considered together with the matching contributions made to the Siebel Systems, Inc. 401(k) Plan equal the amount in which the Eligible Employee would otherwise be entitled under the terms of the Siebel Systems, Inc. 401(k) Plan absent the limitations of Code Sections 401(k) and 401(m).

4.2 DISCRETIONARY CONTRIBUTIONS. For any Plan Year, Siebel may also elect to credit Eligible Employees' EDCP accounts with such amount (if any) as the Benefit Committee (in its discretion) may direct be credited for such Plan Year. Such direction will include instructions to determine which Eligible Employees are entitled to share in such contributions and the method of allocation among such Eligible Employees.


                       5.   PARTICIPANT ACCOUNT BALANCES
                            ----------------------------

5.1 ESTABLISHMENT OF ACCOUNTS. The Benefit Committee will select an independent recordkeeper who will establish and maintain an EDCP Account on behalf of each Eligible Employee who elects to participate in the Plan or for whom Siebel elects to make a contribution. Contributions and net income (or losses) will be credited to such accounts in accordance with the provisions of this Article.

5.2 BOOKKEEPING ACCOUNTS. EDCP Accounts will be primarily for accounting purposes and will not restrict the operation of the Plan or require separate earmarked assets to be allocated to any account. The establishment of an EDCP Account will not give any Participant the right to receive any asset held by Siebel in connection with the Plan or otherwise.

5.3 CREDITING DEFERRED COMPENSATIONS. Siebel will credit to a Participant's EDCP Account the amount of any Bonus or Salary deferred by the Participant as soon as administratively possible following the pay period to which such Bonus or Salary would have been paid absent a deferred compensation agreement.

5.4 CREDITING SIEBEL CONTRIBUTIONS. Siebel will credit to a Participant's EDCP Account to amount of any matching or discretionary contributions made by Siebel as of the date specified by Siebel.

5.5 ESTABLISHMENT OF INVESTMENT FUNDS. The Benefit Committee will establish one or more Investment Funds which will be maintained for the purpose of determining the investment return to be credited to a Participant's EDCP Account. The Committee may change the number, identity or composition of the Investment Funds from time to time.

       Each Participant will indicate the Investment Funds to which contributions under Sections 5.3 and 5.4 and any existing EDCP Account balance are to be credited. Investment Fund elections must be made at such times and in such manner as the Benefit Committee will specify. A Participant may change his or her Investment Fund election periodically in such manner as the Benefit Committee may specify.

5.6 CREDITING INVESTMENT RESULTS. No less frequently than as of the last day of each quarter, a Participant's EDCP Account balance will be increased or decreased to reflect investment results. EDCP Accounts will be credited with the investment return of the Investment Funds in which the Participant elected to participate. The credited investment return is impounded to reflect the actual performance of the Investment Funds net of any investment fees or commissions; however, the Benefit Committee reserves the right to calculate the investments return based on the Investment Funds' respective rates of return.


                         6.   DISTRIBUTION OF ACCOUNTS
                              ------------------------


6.1 DISTRIBUTIONS IN THE EVENT OF HARDSHIP OR UPON FORFEITURE PENALTY. Prior to a distribution under Sections 6.2 & 6.3 or 6.4, payment of all or a portion of a Participant's EDCP Account may be made only in the event of Hardship or upon a 10% forfeiture. The amount of any Hardship distribution will not exceed the amount required to meet the Hardship, including any taxes or penalties due on the distribution. A Participant or Beneficiary must submit a written request for a Hardship distribution to the Benefit Committee on such form and in such manner as the Benefit Committee prescribes, and must certify as to the Hardship condition and the severe financial need. The Benefit Committee will have sole discretion to determine whether a Hardship exists and to determine the appropriate action, if any. In the event of an approved Hardship, a Participant will be precluded from deferring compensation for the remainder of the Plan Year in which the Hardship occurred and the next following Plan Year.

6.2    DISTRIBUTION UPON RETIREMENT OR DISABILITY.   Amounts credited to a
       Participant's EDCP Account will be paid upon Retirement or Disability according to the time and manner elected by the Participant. An election regarding the time and manner of payment of the Participant's EDCP Account balance must be made concurrent with the Participant's election to defer compensation under Section 3.1 and cannot subsequently be revoked or amended by the Participant, except as provided in Section 6.1.

       (a) TIME OF PAYMENT. A Participant's EDCP Account will be paid (or will begin payment) as soon as practicable following a Participant's Retirement or Disability, unless the Participant elects to postpone such payment for a period of up to 15 months following the Participant's termination of employment.

       (b) MANNER OF PAYMENT. A Participant's EDCP Account will be paid in a single sum payment unless the Participant has elected to receive the distribution of his of her account in 5 substantially equal annual installment payment calculated in such method as the Benefit Committee prescribes.

6.3 DISTRIBUTION UPON TERMINATION. The time and manner of distribution of a Participant's EDCP Account balance following termination of employment, for reasons other than Retirement, Disability or death are governed by this Section 6.3.

       (a) TIME OF PAYMENT. A Participant's EDCP Account will be paid as soon as practicable following a Participant's termination of employment, unless the Participant elects to postpone each payment for a period of up to 15 months following the Participant's termination of employment.

       (b) MANNER OF PAYMENT. Amounts credited to a Participant's EDCP Account will be paid in a single sum payment.

6.4 DISTRIBUTION AT DESIGNATED DATE. At the time of a Participant's election to defer compensation under Section 6.1, a Participant may elect to receive a distribution of his or her EDCP Account balance at a specified date in the future, provided that such election shall not affect the timing of any distribution due to Retirement, Disability or termination of employment.

6.5 DISTRIBUTION UPON DEATH. In the event of the death of a Participant, the Participant's Beneficiary will receive the Participant's EDCP Account balance in a single sum payment. Any previous election made by the Participant regarding installment payments under Section 6.2 will be considered null and void. Payment will be made as soon as practicable following the Participant's death.

6.6 CASH PAYMENTS ONLY. All distributions under the Plan will be made in cash by check.



                           7.   PLAN ADMINISTRATION
                                -------------------

7.1 PLAN ADMINISTRATOR. This Plan will be administered by a Benefit Committee of one or more members, who will be the Plan administrator. The Benefit Committee members will be appointed by and serve at the pleasure of Compensation Committee of the Board.

7.2 AMENDMENT OR TERMINATION. The Compensation Committee of the Board may amend all or any provision of this Plan, and may terminate the Plan in its entirety, at any time and for any reason. No amendment or termination of the Plan will reduce any Participant's EDCP Account balance as of the effective date of such amendment or termination.

7.3 ADMINISTRATION OF THE PLAN. The Benefit Committee will have the sole discretionary authority to control and mange the operation and administration of the Plan and have all powers, authority and discretion necessary or appropriate to carry out the Plan provisions, and to interpret and apply the terms of the Plan and determine questions of fact in the particular cases or circumstances. All decisions, determinations and interpretations of the Benefit Committee will be binding on all interested parties, subject to the claims and appeal procedure described in Section 7.5 and will be given the maximum deference allowed by law. The Benefit Committee may delegate in writing its responsibilities as it sees fit.

       Committee members who are Participants will abstain from voting on any Plan matters that relate primarily to themselves or that would cause them to be in constructive receipt of amounts credited to their EDCP Accounts. The Compensation Committee of the Board will identify temporary replacement of the Benefit Committee in the event that all members must abstain from voting.

7.4 INDEMNIFICATION. Siebel Systems, Inc. will and hereby does indemnify and hold harmless any of it s employees, officers, directors or member of the Benefit Committee who have fiduciary or administrative responsibilities with respect to the

       Plan from and against any and all losses, claims, damages, expenses and liabilities (including reasonable attorney's fees and amounts paid, with the approval of the Board, in settlement of any claim) arising our of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.



7.5    CLAIMS, INQUIRIES AND APPEALS.

       (a) Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Benefit Committee at:

                EDCP Benefit Committee
                Siebel Systems, Inc.
                1855 South Grant Street
                San Mateo,  CA 94115



       (b) In the event that any application for benefits is denied in whole or in part, the Benefit Committee must notify the applicant, in writing, of the denial of the application, and of the applicant's right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the individual, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Benefit Committee needs to complete the review and an explanation of the Plan's review procedure.

            This written notice will be given to the individual within 90 days after the Benefit Committee receives the application, unless special circumstances require an extension of time, in which case, the Benefit Committee has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period.

            This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Benefit Committee is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.

       (c) Any person (or the person's authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Benefit Committee within 60 days after the application is denied (or deemed denied). The Benefit Committee will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review. A request for a review shall be in writing and shall be addressed to:

                EDCP Benefit Committee/Appeals
                Siebel Systems, Inc.
                1855 South Grant Street
                San Mateo,  CA  94115


       A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Benefit Committee may require the applicant to submit additional facts, documents or other material as it may find necessary or appropriate in making its review.

       (d) The Benefit Committee will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. The Benefit Committee will give prompt, written notice of its decision to the applicant. In the event that the Benefit Committee confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Benefit Committee's decision is not given to the applicant within the time prescribed in this Subsection
            (d), the application will be deemed denied on review.

       (e) The Benefit Committee will establish rules and procedures, consistent with the Plan and with ERISA, as may be necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Benefit Committee may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant's own expense.

       (f) No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Sections 7.5(a) above,
            (ii) has been notified by the Benefit Committee that the application is denied (or the application in accordance with the appeal procedure described in Section 7.5 (c) above and (iv) has been notified in writing that the Benefit Committee has denied the appeal (or the appeal is deemed to be denied due to the Benefit Committee's failure to take any action on the claim within the time prescribed by Section 7.5 (d) above).


                              8.   MISCELLANEOUS
                                   -------------

8.1 FUNDING. Participant deferrals pursuant to Article 3 and Siebel Contributions pursuant to Article 4, and any earnings therein, will be held in trust by an independent third party trustee selected by the Compensation committee of the Board, and as such are earmarked to pay benefits under the terms of the Plan. The Benefit Committee will direct Siebel to make periodic contributions to the trust at such times and in such amounts as the Benefit Committee deems appropriate.

       Trust assets can not be diverted to, or used for, any other purpose except payments to Participants and Beneficiaries under the terms of the Plan or, if Siebel is Insolvent, to Siebel's creditors. Participants and Beneficiaries will have no right against Siebel with respect to the payment of any portion of the Participant's EDCP Account, except as a general unsecured creditor of Siebel.

8.2 NONALIENATION. No benefit or interest of any Participant of Beneficiary under this Plan will be subject to any manner of assignment, alienation, anticipation, sale transfer, pledge or encumbrance, whether voluntary or involuntary. However, the Benefit Committee will honor a court order regarding the payment of alimony or other support payments, or the establishment of community property or other marital property rights, to the extent required by law. Prior to distribution to a Participant or Beneficiary, no EDCP Account balance will be in any manner subject to the debts, contracts, liabilities, engagements or torts of the Participant for Beneficiary. Assets held in trust to fund this Plan may, however, be diverted to pay Siebel creditors, if Siebel is Insolvent.

8.3 LIMITATION OF RIGHTS. Nothing in this Plan will be construed to give a Participant the right to continue in the employ of Siebel Systems, Inc. at any particular position or to interfere with the right of Siebel to discharge, lay off or discipline a Participant at any time and for any reason, or to give Siebel the right to require any Participant to remain in its employ or to interfere with the Participant's right to terminate his employment.

       The fact that a participant is designated as an Eligible Employee who is eligible to defer compensation for a given Plan Year will not in any way assure his or her continued eligibility to defer compensation for any subsequent Plan Year.

8.4 GOVERNING LAW. To the extent that state law applies, the provisions of this Plan will be construed, enforced and administered in accordance with the laws of the State of California, except to the extent preempted by ERISA.

    IN WITNESS WHEREOF, by its duly authorized officer, Siebel Systems, Inc. has executed this Plan on the date indicated below.

Siebel Systems, Inc.

                     EXECUTIVE DEFERRED COMPENSATION PLAN


                                  Appendix A

    For the 1997 Plan Year, the following select group of management or highly compensated employees will be eligible to participate in the Siebel Systems, Inc. Executive Deferred Compensation Plan:


    All Vice Presidents, Senior Vice Presidents, Executive Vice Presidents, and the Chief Executive Officer of Siebel Systems, Incorporated.